PROSPECTUS	Pricing Supplement No. 3716
Dated August 31, 2001	Dated March 13, 2002 (Rev. 3/18/02)
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated September 5, 2001	No. 333-66560

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Fixed Rate Notes)

Trade Date: March 13, 2002

Settlement Date (Original Issue Date): March 20, 2002

Maturity Date: March 15, 2007

Principal Amount (in Specified Currency): US$ 2,000,000,000

Price to Public (Issue Price): 99.915%

Agent's Discount or Commission: 0.325%

Net Proceeds to Issuer: US$ 1,991,800,000

Interest Rate Per Annum: 5.375%

Interest Payment Date(s):

X March 15th and September 15th of each year commencing September 15, 2002.

Form of Notes:

X DTC registered ___ non-DTC registered

CUSIP No.: 36962GXY5

ISIN No.: US36962GXY50

Common Code: 014521836

Repayment, Redemption and Acceleration

Optional Repayment Date(s): N/A

Initial Redemption Date: N/A

Initial Redemption Percentage: N/A

Annual Redemption Percentage Reduction: N/A

Modified Payment Upon Acceleration: N/A

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.
(Fixed Rate)
Page 2
Pricing Supplement No. 3716
Dated March 13, 2002 (Rev. 3/18/02)
Rule 424(b)(3)-Registration Statement
No. 333-66560

Original Issue Discount:

Amount of OID: N/A

Yield to Maturity: N/A

Interest Accrual Date: N/A

Initial Accrual Period OID: N/A

Amortizing Notes:

Amortization Schedule: N/A

Dual Currency Notes:

Face Amount Currency: N/A

Optional Payment Currency: N/A

Designated Exchange Rate: N/A

Option Value Calculation Agent: N/A

Option Election Date(s): N/A

Indexed Notes:

Currency Base Rate: N/A

Determination Agent: N/A

Additional Information:

Use of Proceeds

The net proceeds from the sale of the Notes will be used for general corporate purposes, which may include paying down the Companys maturing commercial paper notes.

General.

At December 31, 2001, the Company had outstanding indebtedness totaling $230.598 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at December 31, 2001 excluding subordinated notes payable after one year was equal to $229.725 billion.

Consolidated Ratio of Earnings to Fixed Charges.

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

		Year Ended December 31,
1997	1998	1999	2000	2001
1.48	1.50	1.60	1.52	1.72

(Fixed Rate)
Page 3
Pricing Supplement No. 3716
Dated March 13, 2002 (Rev. 3/18/02)
Rule 424(b)(3)-Registration Statement
No. 333-66560

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

Plan of Distribution:

The Notes are being purchased by the following financial institutions in their respective amounts (collectively, the "Underwriters"), as principal, at 99.915% of the aggregate principal amount less an underwriting discount equal to 0.325% of the principal amount of the Notes.

Institution Lehman Brothers Inc.	Commitment $600,000,000
J.P. Morgan Securities Inc.	$600,000,000
Salomon Smith Barney Inc.	$600,000,000
Barclays Capital Inc.	$40,000,000
Banc of America Securities LLC	$40,000,000
Fleet Securities, Inc.	$40,000,000
HSBC Securities (USA) Inc.	$40,000,000
Tokyo-Mitsubishi International plc	$40,000,000
Total	$2,000,000,000

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.